Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

FIRST CAPITAL, INC.

and

PEOPLES BANCORP, INC. OF BULLITT COUNTY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 4th day of June, 2015, by and between FIRST CAPITAL, INC., an Indiana corporation (“First Capital”), and PEOPLES BANCORP, INC. OF BULLITT COUNTY, a Kentucky corporation (“Peoples”).

W I T N E S S E T H:

WHEREAS, First Capital is an Indiana corporation registered as a savings and loan holding company under the federal Home Owners Loan Act, with its principal office located in Corydon, Harrison County, Indiana; and

WHEREAS, Peoples is a Kentucky corporation registered as a bank holding company under the federal Bank Holding Company Act, with its principal office located in Shepherdsville, Bullitt County, Kentucky; and

WHEREAS, First Capital and Peoples seek to affiliate through a corporate reorganization whereby Peoples will merge with and into First Capital, so that immediately thereafter The Peoples Bank of Bullitt County (“Peoples Bank”), a Kentucky chartered commercial bank and wholly-owned subsidiary of Peoples, will be a wholly-owned subsidiary of First Capital; and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Peoples with and into First Capital, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01                        The Merger

(a)                                 General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), Peoples shall merge with and into First Capital (the “Merger”).  First Capital shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

(b)                                 Name, Officers and Directors.

(i)                                     The name of the Surviving Corporation shall be “First Capital, Inc.”  Its principal office shall be located at 220 Federal Drive, NW, Corydon, Harrison County, Indiana.

(ii)                                  The officers of the Surviving Corporation following the Effective Time shall consist of those individuals serving as the officers of First Capital immediately prior to the Effective Time.  Such individuals shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

(iii)                               The directors of the Surviving Corporation following the Effective Time shall consist of those individuals serving as the directors of First Capital immediately prior to the Effective Time.   Such individuals shall continue to serve until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)                                  Capital Structure.  The capital of the Surviving Corporation shall be not less than the capital of First Capital immediately prior to the Effective Time.

(d)                                 Articles of Incorporation and By-Laws.  The Articles of Incorporation and By-Laws of First Capital in existence at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable Law.

(e)                                  Effect of the Merger.  At the Effective Time, the title to all assets, real estate and other property owned by Peoples shall vest in the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6 and K.R.S. Section 271B.11-060, as amended, without reversion or impairment, and all liabilities of Peoples shall be assumed by the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6 and K.R.S. Section 271B.11-060, as amended.

(f)                                   Integration.  At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

1.02                        Reservation of Right to Revise Structure                       At First Capital’s election, subject to the consent of Peoples, which consent shall not be unreasonably withheld, the Merger may alternatively be structured so that (a) Peoples is merged with and into a direct or indirect wholly-owned subsidiary of First Capital, or (b) any direct or indirect wholly-owned subsidiary of First Capital is merged with and into Peoples; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the tax treatment of the holders of common stock, no par value, of Peoples (“Peoples Common Stock”), (y) prevent the parties from obtaining the tax opinions referred to in Sections 7.01(h) and 7.02(i) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement.  In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03                        Tax Free Reorganization

First Capital and Peoples intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04                        Absence of Control

Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither First Capital nor Peoples by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05                        Rights of Dissenting Shareholders

Shareholders of Peoples who properly exercise and perfect statutory dissenters’ rights shall have the rights accorded to dissenting shareholders under Subtitle 13 of the Kentucky Business Corporation Act (the “KBCA”).  Shares with respect to which dissenter’s rights have been asserted are referred to as “Dissenting Shares.”

ARTICLE II.
MANNER AND BASIS OF EXCHANGE OF STOCK

2.01                        Consideration

(a)                                 Subject to the terms and conditions of this Agreement, including the adjustments to the Exchange Ratio and Cash Consideration set forth in Sections 2.01(b) and (c) below and the allocation provisions of Section 2.04 below, at the Effective Time each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of Peoples, (ii) shares held directly or indirectly by First Capital, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (iii) Dissenting Shares) (the “Peoples Outstanding Stock”) shall become and be converted, at the election of the holder thereof in accordance with the procedures set forth in Section 2.05 below, into the right to receive in accordance with this Article:

(i)                                     for each share of Peoples Outstanding Stock with respect to which an election to receive common stock, $0.01 par value per share, of First Capital (the “First Capital Common Stock”) has been effectively made and not revoked or lost, 382.83 (the “Exchange Ratio”) shares of First Capital Common Stock (the “Stock Consideration”); or

(ii)                                  for each share of Peoples Outstanding Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, $9,475.00 in cash (the “Cash Consideration”).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)                                 At the Effective Time, if the Average First Capital Closing Price is greater than $24.75:

(i)                                     the aggregate Stock Consideration shall be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75 (with a corresponding decrease in the Exchange Ratio, which Exchange Ratio, as adjusted as provided herein and in Section 2.06, shall become the “Exchange Ratio” for purposes of this Agreement), up to a minimum number of 560,868 shares of First Capital Common Stock (or an Exchange Ratio of 365.27 shares) to be issued as Stock Consideration; and

(ii)                                  the aggregate Cash Consideration shall be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75, to a maximum of $15,283,654 (or $9,953.54 per share) to be issued as Cash Consideration.

“Average First Capital Closing Price” shall mean the average of the per share closing prices of a share of First Capital Common Stock as quoted on the NASDAQ Capital Market during the twenty (20) trading days preceding the fifth (5th) calendar day preceding the Effective Time.

(c)                                  At the Effective Time, if the Average First Capital Closing Price is less than $24.75:

(i)                                     the aggregate Stock Consideration shall be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75 (with a corresponding increase in the Exchange Ratio, which Exchange Ratio, as adjusted as provided herein and in Section 2.06, shall become the “Exchange Ratio” for purposes of this Agreement), up to a maximum number of 620,124 shares of First Capital Common Stock (or an Exchange Ratio of 403.86 shares) to be issued as Stock Consideration; and

(ii)                                  the aggregate Cash Consideration shall be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75, to a minimum of $13,828,767 (or $9,006.04 per share) to be issued as Cash Consideration.

(d)                                 For the avoidance of doubt, adjustments to the Cash Consideration and the Stock Consideration pursuant to Sections 2.01(b) and (c) of this Agreement shall be calculated in a manner consistent with Schedule 2.01(d).

(e)                                  At the Effective Time, if the Consolidated Net Book Value of Peoples (as defined below) is greater than $26,410,000 but less than $29,010,000, the Merger Consideration shall be reduced by the difference between the Consolidated Net Book Value and $29,010,000.

(i)                                     “Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Peoples as of the Determination Date, determined in accordance with GAAP, but without giving effect to: (A) the after-tax impact of any negative provision for loan and lease losses for the period between March 31, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; (B) the after-tax impact of any realized gains or losses on securities sold by Peoples after March 31, 2015; (C) accumulated other comprehensive income (loss); (D) expenses paid or incurred by Peoples as of the Determination Date in connection with the Merger contemplated by this Agreement; (E) the after-tax impact of any expenses paid or incurred by Peoples or its Subsidiaries at the request or direction of First Capital in connection with the Merger and the other transactions contemplated by this Agreement, including the amount of earned but unpaid vacation and sick time as set forth on Section 3.10 of the Peoples Disclosure Schedule (as defined in Article III of this Agreement) (for purposes of clarity, any amounts of earned but unpaid vacation time paid in excess of the amount set forth at Section 3.10 of the Peoples Disclosure Schedule shall be deducted from the Consolidated Net Book Value amount); (F) the payment of dividends in accordance with Section 5.04(c)(xxiii) of this Agreement; and (G) the after-tax impact of any operating losses incurred in connection with the operation of the Contingent Assets between the date of this Agreement and the Effective Time to the extent the net proceeds from a sale of the Contingent Assets exceeds $3,750,000.  For the avoidance of doubt, net unrealized holding gains and losses on available-for-sale securities, accumulated net gains and losses on cash flow hedges, cumulative foreign currency translation adjustments and minimum pension liability adjustments shall be excluded from the calculation of Consolidated Net Book Value.

(ii)                                  “Determination Date” shall mean the tenth business day prior to the Closing Date.

(f)                                   Each Peoples shareholder shall have the right to elect to receive the Stock Consideration or the Cash Consideration as to each share of Peoples Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth in Section 2.04 of this Agreement.

(g)                                  If Peoples Bank: (i) sells certain assets identified on Schedule 2.01(f) (the “Contingent Assets”) prior to the Effective Time, or (ii) has entered into a written contract for the sale of the Contingent Assets with a purchaser (a “CA Purchaser”) and the Contingent Assets are purchased by the CA Purchaser within sixty (60) days after the Effective Time, then the Merger Consideration shall be increased by increasing the Cash Consideration by (i) one hundred percent (100%) of the net sales proceeds received with respect to the sale of the Contingent Assets (which shall be net of any commissions paid with respect to the sale of the Contingent Assets) (“CA Proceeds”) in excess of $3,750,000, up to $5,600,000 of CA Proceeds, and (ii) fifty percent (50%) of any CA Proceeds in excess of $5,600,000.

(h)                                 If the Contingent Assets are not sold pursuant to Section 2.01(g) of this Agreement, then First Capital will, and will cause its Subsidiaries to, use commercially reasonable efforts in the ordinary course of business to sell the Contingent Assets within 24 months of the Effective Time.  If First Capital or its Subsidiaries: (i) sell the Contingent Assets within twenty-four (24) months after the Effective Time, or (ii) enter into a written contract with a CA Purchaser for the sale of the Contingent Assets within twenty-four (24) months after the Effective Time and the Contingent Assets are purchased by the CA Purchaser within sixty (60) days after the expiration of such twenty-four (24) month period, First Capital shall distribute fifty percent (50%) of the CA Proceeds in excess of $3,750,000 on a pro rata basis to the former shareholders of Peoples at the Effective Time.

2.02                  Rights as Shareholders; Stock Transfers

At the Effective Time, holders of Peoples Common Stock shall cease to be, and shall have no rights as, shareholders of Peoples, other than the right to receive any dividend or other distribution with respect to such Peoples Common Stock with a record date occurring prior to the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock.

2.03                  Fractional Shares

Notwithstanding any other provision in this Agreement, no fractional shares of First Capital Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Capital shall pay to each holder of Peoples Common Stock who otherwise would be entitled to a fractional share of First Capital Common Stock an amount in cash (without interest) determined by multiplying such fraction by $9,475.00 as adjusted pursuant to Section 2.01 of this Agreement).  By fixing such fractional share price, the parties hereto disclaim that such price represents the “fair value” or “fair market value” of Peoples for any other purpose.

2.04                        Election and Allocation Procedures

(a)                                 Subject to the allocation procedures set forth in Section 2.04(b), each record holder of Peoples Outstanding Stock will be entitled (1) to elect to receive the Stock Consideration (a “Stock Election”) for all or some of the shares of Peoples Outstanding Stock (“Stock Election Shares”) held by such record holder, (2) to elect to receive the Cash Consideration (a “Cash Election”) for all or some of the shares of Peoples Outstanding Stock

(“Cash Election Shares”) held by such record holder or (3) to indicate that such holder makes neither a Stock Election nor a Cash Election (a “Non-Election”) for all or some of the shares of Peoples Outstanding Stock (“Non-Election Shares”) held by such record holder.  All such elections (each, an “Election”) shall be made on a form designed for that purpose by First Capital and reasonably acceptable to Peoples (an “Election Form”).  The holders of Peoples Outstanding Stock entitled to receive the Election Form shall be those holders of record of Peoples Outstanding Stock as of the record date fixed for the special shareholders’ meeting at which the Merger will be submitted to a vote of the Peoples shareholders (the “Peoples Meeting”).  The Election Form shall be provided to the holders of Peoples Outstanding Stock entitled to receive the Election Form simultaneously with the provision of the solicitation of proxies and related materials for purposes of the Peoples Meeting. First Capital shall also use commercially reasonable efforts to make the Election Form available to shareholders of record who become such after the record date for the special shareholders’ meeting and before the Election Deadline.  For purposes of this Agreement, the “Election Deadline is the date fixed by First Capital as the date by which properly completed Election Forms must be submitted, which shall be a date that is no later than the Closing Date and no earlier than the date that is seven days after the Peoples Meeting.  Any shares of Peoples Common Stock with respect to which the record holder thereof has not, as of the Election Deadline, properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be Non-Election Shares.  Holders of Dissenting Shares shall be deemed to have made a Cash Election.  A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.  The “Exchange Agent” shall be Computershare Limited, or such other bank or trust company as may be agreed to by First Capital (which may be an affiliate of First Capital) and Peoples, to effect the payment of the Merger Consideration to holders of Peoples Common Stock pursuant to this Agreement.  The number of shares equal to 50% of the shares of Peoples Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the “Stock Conversion Number.”

(b)                                 Not later than the 10th business day after the Election Deadline, First Capital shall cause the Exchange Agent to effect the allocation among the holders of Peoples Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger as follows:

(i)                                     Number of Stock Election Shares Equal to the Stock Conversion Number.  If the number of Stock Election Shares equals the Stock Conversion Number, then (A) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration;

(ii)                                  Number of Stock Election Shares Less Than the Stock Conversion Number.  If the number of Stock Election Shares is less than the Stock Conversion Number, the Non-Elections shall be converted to Stock Elections, on a pro rata basis, until a sufficient number of Non-Election Shares have been converted so that the total Non-Election Shares so converted, when added to the Stock Election Shares, is equal as closely as possible to the Stock Conversion Number.  In the event that, following the conversion of all Non-Elections to Stock Elections, the number of Stock Election Shares still is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) and the Cash Election Shares shall be converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

(A) the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis (other than holders of Dissenting Shares), a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable to the Stock Conversion Number, and all such Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(B)       the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive the Cash Consideration; and

(iii)                               Number of Stock Election Shares Greater Than the Stock Conversion Number.  If the number of Stock Election Shares exceeds the Stock Conversion Number, the Stock Elections shall be eliminated (each in its entirety) and converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

(A)       the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Stock Election Shares, when reduced by the Cash Designated Shares, is equal as closely as practicable to the Stock Conversion Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

(B)       the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

(c)                                  A holder of shares of Peoples Common Stock that is a bank, trust company, securities broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, securities broker-dealer or nominee certifies to the satisfaction of Peoples and First Capital the names of the persons for whom it is so holding shares (the “Beneficial Owners”). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

2.05                        Exchange Procedures

(a)     At and after the Effective Time, each certificate representing shares of Peoples Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)                                 At or prior to the Effective Time, First Capital shall reserve a sufficient number of shares of First Capital Common Stock to be issued as part of the Merger Consideration.  As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, First Capital shall cause the Exchange Agent to mail to each holder of Peoples Common Stock a letter of transmittal, in a form reasonably acceptable to First Capital and Peoples, providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of Peoples Common Stock and the issuance of shares of First Capital Common Stock and cash in exchange therefor pursuant to the terms of this Agreement.

(c)                                  First Capital shall within 5 business days after the receipt (or receipt by the Exchange Agent) of certificates representing such shares of Peoples Common Stock (“Old Certificates”) (or bond or other indemnity reasonably satisfactory to First Capital if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in form and substance reasonably satisfactory to First Capital and Peoples, cause (i) a check in the amount of cash that each holder of Peoples Common Stock has the right to receive pursuant to Sections 2.01 and 2.04, (ii) a certificate representing that number of whole shares of First Capital Common Stock that each holder of Peoples Common Stock has the right to receive pursuant to Sections 2.01 and 2.04, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive.  No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)                                 No dividends or other distributions on First Capital Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Peoples Common Stock converted in the Merger into the right to receive shares of such First Capital Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.05. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Capital Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e)                                  The stock transfer books of Peoples shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Peoples of any shares of Peoples Common Stock (other than to settle transfers of Peoples Common Stock that occurred prior to the Effective Time). If, after the Effective Time, Old Certificates are presented to First Capital, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.05.

(f)                                   First Capital shall be entitled to rely upon Peoples’ stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, First Capital shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)                                  If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond or other indemnity reasonably satisfactory to First Capital as indemnity against any claim that may be made against it with respect to such Old Certificate, First Capital will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

(h)                                 Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Peoples Common Stock that are held as treasury stock of Peoples or owned by First Capital (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Peoples or other consideration shall be exchanged therefor.

(i)                                     Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.06                        Anti-Dilution Adjustments

If First Capital changes (or establishes a record date for changing) the number of shares of First Capital Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Capital Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio (as modified pursuant to Section 2.01(b), (c) or (f) of this Agreement) shall be adjusted so the shareholders of Peoples at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.  No adjustment shall be made for the holders of shares of Peoples Common Stock under this Section 2.06 solely as a result of First Capital issuing additional shares of First Capital Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the First Capital Plans (as hereinafter defined) consistent with past practice with respect to such issuances.

2.07                        Dissenting Shares

Dissenting Shares will not be converted into the right to receive the Merger Consideration, and holders of such shares of Peoples Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Peoples Common Stock in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Peoples Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Cash Consideration, without any interest thereon.  Peoples will give First Capital prompt notice of any demands received by Peoples for appraisal of shares of Peoples Common Stock.  Prior to the Effective Time, Peoples will not, except with prior consent of First Capital, make any payment with respect to, or settle or offer to settle, any such demands.

2.08                        Preservation of Tax-Free Reorganization

Notwithstanding anything in this Agreement to the contrary, if the tax opinions referred to in Sections 7.01(h) and 7.02(i) cannot be rendered (as reasonably determined, in each case, by Krieg, DeVault LLP) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then if agreed to by First Capital and Peoples, the Exchange Ratio shall be increased to the minimum extent necessary to enable such tax opinions to be rendered.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PEOPLES

On or prior to the date hereof, Peoples has delivered to First Capital a schedule (the “Peoples Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V and Article VI.

For the purpose of this Agreement, and in relation to Peoples, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Peoples and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of Peoples to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of First Capital, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Peoples and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against Peoples or Peoples Bank following the date of this Agreement which would not be terminated upon a merger on terms reasonably satisfactory to First Capital of Peoples Bank and First Harrison Bank.

For the purpose of this Agreement, and in relation to Peoples and its Subsidiaries, “knowledge” means those facts that are known by the directors or executive officers or should have been known after reasonable inquiry by the executive officers of Peoples and its Subsidiaries.  Additionally, for the purpose of this Agreement, and in relation to Peoples, its

“Subsidiaries” shall mean any entity which is required to be consolidated with Peoples for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).  “Executive Officer” shall mean the Chairman of the Board of Directors and individuals with policy making functions, including without limitation the President, the Chief Financial Officer, the Chief Lending Officer, or individuals performing similar functions regardless of title.

Accordingly, Peoples hereby represents and warrants to First Capital as follows, except as set forth in its Disclosure Schedule:

3.01                        Organization and Authority

(a)                                 Peoples is a corporation duly organized and validly existing under the Laws of the Commonwealth of Kentucky and is a registered bank holding company under the federal Bank Holding Company Act.  Peoples has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Attached as Schedule 3.01 is a complete list of the Subsidiaries of Peoples.  Except for its Subsidiaries, Peoples owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)                                 Peoples Bank is a bank chartered and existing under the Laws of the Commonwealth of Kentucky.  Peoples Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  Except as set forth in the Peoples Disclosure Schedule, and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Peoples Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)                                  Each of Peoples’ Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

3.02                        Authorization

(a)                                 Peoples has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(d) and (e) hereof.  As of the date hereof, Peoples has no knowledge of any reason why the approvals set forth in Section 7.02(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(d).  This Agreement and its execution and delivery by Peoples have been duly authorized and approved by the Board of Directors of Peoples and, assuming due execution and delivery by First Capital, constitutes a valid and binding obligation of Peoples, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)                                 Except as set forth in Section 3.02(b) of the Peoples Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Peoples or the charter documents of any of Peoples’ Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Peoples or any of its Subsidiaries is a party or by which Peoples or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than First Capital) or any other adverse interest, upon any right, property or asset of Peoples or any of its Subsidiaries which would be material to Peoples; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Peoples or any of its Subsidiaries is bound or with respect to which Peoples or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)                                  Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Peoples.

3.03                        Capitalization

(a)                                 The authorized capital stock of Peoples as of the date hereof consists, and at the Effective Time will consist, of 5,080 shares of Peoples Common Stock, three thousand and seventy one (3,071) shares of which are issued and outstanding as of the date hereof.  Such issued and outstanding shares of Peoples Common Stock have been duly and validly authorized by all necessary corporate action of Peoples, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Peoples shareholder. Peoples has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Peoples Common Stock.  Each share of Peoples Common Stock is entitled to one vote per share.  A description of the Peoples Common Stock and Preferred Stock is contained in the Articles of Incorporation of Peoples.

(b)                                 All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Peoples are owned by Peoples free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)                                  There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Peoples Common Stock or any of Peoples’ Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Peoples or its Subsidiaries, by which Peoples is or may become bound. Peoples does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Peoples Common Stock. To the knowledge of Peoples, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Peoples or its Subsidiaries.

(d)                                 Except as set forth in Section 3.03(d) of the Peoples Disclosure Schedule, Peoples has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 5% or more of the outstanding shares of Peoples Common Stock.

3.04                        Organizational Documents

The Articles of Incorporation and By-Laws of Peoples and any similar governing documents for each of Peoples’ Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to First Capital.

3.05                        Compliance with Law

(a)                                 Neither Peoples nor any of its Subsidiaries is currently in violation of, and since January 1, 2012, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect.  Peoples and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to the Surviving Corporation at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)                                 Except as otherwise disclosed in Section 3.05(b) of the Peoples Disclosure Schedule, none of Peoples or its Subsidiaries is subject (nor has been subject during the last three years) to any order or investigation by, or is a party (or has been a party during the last three years) to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of Peoples or its Subsidiaries, including, without limitation, any state banking, lending or mortgage banking supervisor.

(c)                                  Since January 1, 2012, Peoples and its Subsidiaries have filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with any governmental authority.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied, in all material respects, with the relevant statutes, rules and regulations enforced or promulgated by the governmental authority with which they were filed.

(d)                                 None of the information supplied or to be supplied by Peoples or its Subsidiaries for inclusion in any documents to be filed with any governmental authority in connection with the transactions or events contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

(e)                                  Except as set forth in Section 3.05(e) of the Peoples Disclosure Schedule, Peoples and its Subsidiaries have filed (or will prior to the Closing have filed) all required notices or applications with, and has obtained (or will prior to the Closing have obtained) the necessary authorizations by, or the consent or approval of, each Governmental Authority required to be made or obtained in connection with the execution, delivery and/or performance of this Agreement by Peoples and its Subsidiaries.

(f)                                   Section 3.05(f) of the Peoples Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Peoples who have outstanding loans from Peoples or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(g)                                  All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable Laws, except such as would not have a Material Adverse Effect.  Peoples Bank has no approved but unopened offices or branches.

(h)                                 Peoples and its Subsidiaries have all (i) franchises, permits, licenses and any similar authority necessary for the conduct of its business relating solely to originating and/or servicing mortgage loans and (ii) material franchises, permits, licenses and any similar authority necessary for the conduct of its business other than relating to originating and/or servicing mortgage loans.  Peoples and its Subsidiaries are not in default under any of such franchises, permits, licenses or other similar authority.

(i)                                     None of Peoples or its Subsidiaries is now, or has ever been, a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.  Peoples and its Subsidiaries has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

3.06                        Statements True and Correct.

(a)                                 This Agreement and the Peoples Disclosure Schedule, taken as a whole, do not contain an untrue statement of a material fact by Peoples or omit to state a material fact necessary to make the statements by Peoples contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)                                 All of the information supplied or to be supplied by Peoples expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete on the date thereof and will comply as to form in all material respects with the provisions of applicable Law.

3.07                        Litigation and Pending Proceedings

Except as set forth in Section 3.07 of the Peoples Disclosure Schedule:

(a)                                 Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Peoples, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Peoples or any of its Subsidiaries or, to the knowledge of Peoples or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against Peoples or any of its Subsidiaries.  Peoples does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Peoples or any of its Subsidiaries.

(b)                                 Neither Peoples nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Peoples, under governmental investigation with respect to, any actual or alleged material violations of any Law; or (iii) the subject of any material pending or, to the knowledge of Peoples, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08                        Financial Statements and Reports

(a)                                 Except as set forth on the Peoples Disclosure Schedule, Peoples has delivered or made available to First Capital copies of the financial statements and reports of Peoples and its Subsidiaries, including the notes thereto, set forth in (i) below, and made available to First Capital its Call Reports described in (ii) below (collectively, the “Peoples Financial Statements”):

(i)                                     Consolidated Balance Sheets and the related Consolidated Statements of Earnings, Consolidated Statements of Changes in Shareholders’ Equity, and Consolidated Statements of Cash Flows of Peoples as of and for the fiscal years ended December 31, 2014, 2013 and 2012;

(ii)                                  Call Reports (“Call Reports”) for Peoples Bank as of the close of business on December 31, 2014, 2013 and 2012 and March 31, 2015.

(b)                                 The Peoples Financial Statements present fairly in all material respects the consolidated financial position of Peoples as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of Peoples and its Subsidiaries.

The Peoples Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)                                  Except as set forth in Section 3.08(c) of the Peoples Disclosure Schedule, none of Peoples or its Subsidiaries is a party to nor has it made any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar contract or arrangement involving Peoples or such Subsidiary(ies), on the one hand, and any of its or their current or proposed affiliates, including any structured finance, special purpose or limited purpose entity or other natural or legal person, on the other hand, and any “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K of the Securities and Exchange Commission, as amended from time to time).

3.09                        Material Contracts

(a)              Except as set forth in Section 3.09 of the Peoples Disclosure Schedule, as of the date of this Agreement, neither Peoples nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by Peoples or any of its Subsidiaries or the guarantee by Peoples or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of Peoples or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Peoples or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Peoples or any of its Subsidiaries, (iv) any lease of real or personal property providing for annual lease payments by or to Peoples or its Subsidiaries in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Peoples or any of its Subsidiaries is the lessor, or (v) any contract that involves expenditures or receipts of Peoples or any of its Subsidiaries in excess of $25,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed “Material Contracts” hereunder. With respect to each of Peoples’ Material Contracts that is disclosed in the Peoples Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither Peoples nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither Peoples nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to Peoples’ knowledge, in material default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, are attached to the Peoples Disclosure Schedule.

(b)                                 Neither Peoples nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Peoples’ own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10                        Absence of Undisclosed Liabilities

Except as provided in the Peoples Financial Statements or in Section 3.10 of the Peoples Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of Peoples Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of Peoples or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Peoples or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect. Neither Peoples nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any natural person or legal or contractual entity or group.

3.11                        Title to Properties

Except as described in this Section 3.11 or as set forth in Section 3.11 of the Peoples Disclosure Schedule:

(a)                                 Peoples or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Peoples Financial Statements as of December 31, 2014; good and marketable title to all personal property reflected in the Peoples Financial Statements as of December 31, 2014, other than personal property disposed of in the ordinary course of business since December 31, 2014; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Peoples or any of its Subsidiaries purports to own or which Peoples or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2014.

All of such properties and assets are owned or leased by Peoples or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Peoples Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Peoples Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; (v) the applicable lessor’s reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Peoples on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of Peoples, leased by Peoples or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use Laws.  To Peoples knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by Peoples or its Subsidiaries that is material to their respective businesses is structurally sound, in reasonable operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)                                 With respect to all real property presently owned, leased or used by Peoples or any of its Subsidiaries, Peoples, its Subsidiaries and to Peoples knowledge each of the prior owners, have conducted their respective business in compliance with all applicable Laws relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of Peoples, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Peoples or any of its Subsidiaries with respect to the Environmental Laws, and to Peoples knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Peoples or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To Peoples knowledge, neither Peoples nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To Peoples knowledge, neither Peoples nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12        Loans and Investments

(a)           Peoples has provided First Capital with a list of each loan by Peoples Bank that has been classified by regulatory examiners or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2014.  The most recent loan watch list of Peoples Bank and a list of all loans which have been determined to be 60 days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by Peoples to First Capital.

(b)           All loans reflected in the Peoples Financial Statements as of December 31, 2014, and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2014: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) for loans that are secured by collateral, are secured by perfected security interests or recorded mortgages naming Peoples Bank or a Subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).

(c)           The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Peoples Financial Statements are, in the judgment of management of Peoples, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d)           Except as set forth in Section 3.12(d) of the Peoples Disclosure Schedule, none of the investments reflected in the Peoples Financial Statements as of and for the period ended December 31, 2014, and none of the investments made by any Subsidiary of Peoples since December 31, 2014, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time.  Except as set forth in Section 3.12(d) of the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

(e)           Except as set forth in Section 3.12(e) of the Peoples Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither Peoples nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13        No Shareholder Rights Plan

Peoples has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Peoples or which reasonably could be considered an anti-takeover mechanism.

3.14        Employee Benefit Plans

(a)           With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Peoples is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Peoples under Code Section 414(c), and all other entities which together with Peoples are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Peoples or any ERISA Affiliate participates as a participating employer, or to which Peoples or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Peoples or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2010 (individually, “Peoples Plan” and collectively, “Peoples Plans”), Peoples represents and warrants, except as set forth in the Peoples Disclosure Schedule:

(i)            All such Peoples Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)           All Peoples Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan has received a determination letter (or can rely on an opinion or advisory letter with respect to preapproved plans) from the Internal Revenue Service upon which Peoples may rely regarding the tax qualified status under the Code.

(iii)          All Peoples Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1,

2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)          No Peoples Plan (or its related trust) holds any stock or other securities of Peoples.

(v)           Neither Peoples, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a Peoples Plan, has engaged in any transaction that may subject Peoples, any ERISA Affiliate or any Peoples Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vi)          All obligations required to be performed by Peoples or any ERISA Affiliate under any provision of any Peoples Plan have been performed by it in all material respects and, neither Peoples nor any ERISA Affiliate is in default under or in violation of any provision of any Peoples Plan.

(vii)         All required reports and descriptions for the Peoples Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Peoples Plans have been proper as to form and timely given.

(viii)        There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any Peoples Plan.

(ix)          There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Peoples or any ERISA Affiliate in connection with any Peoples Plan or the assets of any Peoples Plan.

(x)           Any Peoples Plan may be amended and terminated at any time without any Material Adverse Effect and these rights have always been maintained by Peoples and its ERISA Affiliates.

(b)           Peoples has provided or made available to First Capital true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

(i)            Pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

(ii)           All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

(iii)          All executive and other incentive compensation plans, programs and agreements;

(iv)          All group insurance (whether self-funded or fully insured), stop-loss policies and medical and prescription drug arrangements, policies or plans;

(v)           All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Peoples for its current or former directors, officers or employees;

(vi)          All reports filed with the Internal Revenue Service or the Department within the preceding three years by Peoples or any ERISA Affiliate with respect to any Peoples Plan;

(vii)         All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)        Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c)           Except as disclosed on the Peoples Disclosure Schedule, no current or former director, officer or employee of Peoples or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Peoples or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Peoples or an ERISA Affiliate.

(d)           With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by Peoples or any ERISA Affiliate, no director, officer, employee or agent of Peoples or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Peoples or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder.  With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Peoples or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)           Except as provided in the Peoples Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon

Peoples or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f)            Except as otherwise provided in the Peoples Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by Peoples or any ERISA Affiliate.

(g)           Except as otherwise disclosed in the Peoples Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due or vest as a result of the transactions contemplated by the terms of this Agreement.

(h)           Except as may be disclosed in the Peoples Disclosure Schedule, Peoples and all ERISA Affiliates are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements.

(i)            All of the Peoples Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2008, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does Peoples or any ERISA Affiliate have any liability or potential liability as a result of the underfunding of, or termination of any such plan by Peoples or any ERISA Affiliate.

(j)            As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Peoples, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(k)           Neither Peoples nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way Peoples Plans.

(l)            Neither Peoples nor any ERISA Affiliate have been a party to any transaction that is or is substantially similar to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. No 409A Plan has been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code.  Peoples and any ERISA Affiliate have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

3.15        Obligations to Employees

All material obligations and liabilities of and all payments by Peoples or any ERISA Affiliate and all Peoples Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Peoples or an ERISA Affiliate in accordance with GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) Peoples Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements.  All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the Peoples Financial Statements and the books, statements and records of Peoples.

3.16        Taxes, Returns and Reports

Except as set forth in the Peoples Disclosure Schedule, each of Peoples and its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, and local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Peoples has established, and shall establish in the Subsequent Peoples Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the Peoples Financial Statements adequate to cover all of Peoples and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending.  Neither Peoples nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Peoples Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of Peoples or its Subsidiaries.  To the knowledge of Peoples, neither Peoples nor any of its Subsidiaries is currently under audit by any state or federal taxing authority.  No federal, state or local tax returns of Peoples or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.17        Deposit Insurance

The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law and Peoples or Peoples Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.18        Insurance

Peoples has provided First Capital with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Peoples or any of its Subsidiaries on the date hereof or with respect to which Peoples or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.19        Books and Records

The books and records of Peoples are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Peoples on a consolidated basis set forth in the Peoples Financial Statements.

3.20        Broker’s, Finder’s or Other Fees

Except for reasonable fees and expenses of Peoples attorneys and accountants and of PBS, all of which shall be paid by Peoples at or prior to the Effective Time, and except as set forth in the Peoples Disclosure Schedule, no agent, broker or other Person acting on behalf of Peoples or under any authority of Peoples is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

3.21        Interim Events

Except as set forth in the Peoples Disclosure Schedule as otherwise permitted hereunder, since December 31, 2014, neither Peoples nor any of its Subsidiaries has:

(a)           experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Peoples;

(b)           Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $25,000 individually or in the aggregate;

(c)           Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03 hereof;

(d)           Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e)           Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Peoples or a Subsidiary;

(f)            Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)           Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)           Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)            Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business consistent with past practices;

(j)            Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Peoples Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; (iii) arising under currently existing credit agreements and financing arrangements listed on the Peoples Disclosure Schedule; and (iv) that do not materially impair the ownership or use of such assets;

(k)           Except as set forth in the Peoples Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)            Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)          Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)           Conducted its business in any manner other than substantially as it was being conducted as of December 31, 2014.

3.22        Insider Transactions

Except as set forth in the Peoples Disclosure Schedule, since December 31, 2013, no officer or director of Peoples or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director (an “Affiliate”) has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Peoples or any

Subsidiary or in any liability, obligation or indebtedness of Peoples or any Subsidiary, except for deposits of Peoples Bank.

3.23        Indemnification Agreements

(a)           Other than as set forth in the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Peoples or the charter documents of a Subsidiary.

(b)           Since January 1, 2013, no claims have been made against or filed with Peoples or any of its Subsidiaries nor have, to the knowledge of Peoples, any claims been threatened against Peoples or a Subsidiary, in either case for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Peoples or any of its Subsidiaries.

3.24        Anti-takeover Provisions Inapplicable; Vote Required

Except as set forth in Section 3.24 of the Peoples Disclosure Schedule:

(a)           Peoples has taken all actions required to exempt First Capital, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws contained in the KBCA.

(b)           The affirmative vote at the shareholders’ meeting of a majority of the outstanding shares of Peoples Common Stock to approve and adopt this Agreement (including without limitation, the Plan of Merger, substantially in the form attached hereto as  Exhibit 1.01(e)(ii)) is the only vote of the shareholders of Peoples that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

3.25        Intellectual Property

(a)           Peoples and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by Peoples or its Subsidiaries in their respective businesses as currently conducted. Neither Peoples nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party, or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)           Peoples and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2010. There is no claim pending, or to the knowledge of Peoples threatened, against Peoples and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c)           To the knowledge of Peoples, no third party has infringed, misappropriated or otherwise violated Peoples or its Subsidiaries’ Intellectual Property rights since January 1, 2010. There are no claims asserted or threatened by Peoples or its Subsidiaries, nor has Peoples or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d)           Peoples and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e)           For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.26        Community Reinvestment Act

Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.27        Bank Secrecy Act

Neither Peoples nor Peoples Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.28        Agreements with Regulatory Agencies

Except as set forth in Section 3.28 of the Peoples Disclosure Schedule in a manner permitted by applicable Law, neither Peoples nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Peoples Disclosure Schedule (a “Peoples Regulatory Agreement”), nor has Peoples or

any of its Subsidiaries been advised since January 1, 2012, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Peoples Regulatory Agreement.  There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Peoples or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Peoples or any of its Subsidiaries.

3.29        Internal Controls

(a)              None of Peoples or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the system of internal accounting controls described in the next sentence. Peoples and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)           Peoples has disclosed to its outside auditors and the audit committee of Peoples Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Peoples’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples internal controls over financial reporting. These disclosures were made in writing by management to Peoples auditors and audit committee and a copy has previously been made available to First Capital.

(c)           Since December 31, 2012, (i) through the date hereof, neither Peoples nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Peoples or any of its Subsidiaries, whether or not employed by Peoples or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Peoples or any of its officers, directors, employees or agents to the Board of Directors of Peoples or any committee thereof or to any director or officer of Peoples.

3.30        Fiduciary Accounts

Peoples and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither Peoples nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Peoples knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.31        Opinion of Financial Advisor

The Board of Directors of Peoples, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Professional Bank Services, Inc. (“PBS”), that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF FIRST CAPITAL

On or prior to the date hereof, First Capital has delivered to Peoples a schedule (the “First Capital Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V and Article VI.

For the purpose of this Agreement, and in relation to First Capital, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of First Capital and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of First Capital to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Peoples, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of First Capital and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of First Capital Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Capital and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect; provided further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against First Capital or First Harrison Bank following the date of this

Agreement which would not be terminated upon a merger on terms reasonably satisfactory to Peoples of Peoples Bank and First Harrison Bank.

For the purpose of this Agreement, and in relation to First Capital and its Subsidiaries, “knowledge” means those facts that are known by the directors and executive officers or should have been known after reasonable inquiry by the executive officers of First Capital and its Subsidiaries.  Additionally, for the purpose of this Agreement, and in relation to First Capital, its “Subsidiaries” shall mean any entity which is required to be consolidated with First Capital for financial reporting purposes pursuant to GAAP.  “Executive Officer” shall mean the Chairman of the Board of Directors and individuals with policy making functions, including without limitation the President, the Chief Financial Officer, the Chief Lending Officer, or individuals performing similar functions regardless of title.

Accordingly, First Capital hereby represents and warrants to Peoples as follows, except as set forth in its Disclosure Schedule:

4.01        Organization and Authority

(a)           First Capital is a corporation duly organized and validly existing under the Laws of the State of Indiana and is a registered savings and loan holding company under the federal Home Owners Loan Act.  First Capital has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. First Capital has previously provided Peoples with a complete list of its Subsidiaries.  Except as set forth in its Disclosure Schedule and except for its Subsidiaries, First Capital owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)           First Harrison Bank is a thrift institution chartered and existing under the Laws of the United States of America.  First Harrison Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  Except as set forth in Section 4.01(b) of the First Capital Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, First Harrison Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)           Each of First Capital’s Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02        Authorization

(a)           First Capital has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d) and (e) hereof. As of the date hereof, First Capital has no knowledge of any reason why the approvals set forth in Section 7.01(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(d).  This Agreement and its execution and delivery by First Capital have been duly authorized and approved by the Board of Directors of First Capital and, assuming due execution and delivery by Peoples, constitutes a valid and binding obligation of First Capital, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)           Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of First Capital or the charter documents of any of First Capital’s Subsidiaries; (ii) conflicts with or violates any Law (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which First Capital or any of its Subsidiaries is a party or by which First Capital or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Peoples) or any other adverse interest, upon any right, property or asset of First Capital or any of its Subsidiaries which would be material to First Capital; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which First Capital or any of its Subsidiaries is bound or with respect to which First Capital or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)           Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by First Capital.

4.03        Capitalization

(a)           The authorized capital stock of First Capital as of the date hereof consists, and at the Effective Time will consist, of 5,000,000 shares of First Capital Common Stock, 2,760,002 shares of which shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock (the “Preferred Stock”), no shares of which are issued and outstanding as of the date hereof.  Such issued and outstanding shares of First Capital Common Stock have been duly and validly authorized by all necessary corporate action of First Capital, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former First Capital shareholder.  First Capital has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize any other capital stock or any additional shares of First Capital Common Stock.

Each share of Voting Common Stock is entitled to one vote per share.  A description of the First Capital Common Stock is contained in the Articles of Incorporation of First Capital.

(b)           Except as set forth in the First Capital Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Capital are owned by First Capital free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)           Except as set forth in the First Capital Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of First Capital Common Stock or any of First Capital’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of First Capital or its Subsidiaries, by which First Capital is or may become bound.  First Capital does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of First Capital Common Stock.  Except as set forth in the First Capital Disclosure Schedule, to the knowledge of First Capital, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of First Capital or its Subsidiaries.

(d)           Except as set forth in Section 4.03(d) of the First Capital Disclosure Schedule, First Capital has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of the outstanding shares of First Capital Common Stock.

4.04        Organizational Documents

The Articles of Incorporation and By-Laws of First Capital and any similar governing documents for each of First Capital’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Peoples.

4.05        Compliance with Law

(a)           Neither First Capital nor any of its Subsidiaries is currently in violation of, and since January 1, 2012, none has been in violation of, any Law, except where such violation would not have a Material Adverse Effect.  First Capital and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to the Surviving Corporation at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)           Except as otherwise disclosed on the Disclosure Schedule, none of First Capital or its Subsidiaries is subject (nor has been subject during the last three years) to any order or investigation by, or is a party (or has been a party during the last three years) to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of the First Capital or its Subsidiaries, including, without limitation, any state banking, lending or mortgage banking supervisor.

(c)           Since January 1, 2012, First Capital and its Subsidiaries have filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with any governmental authority.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied, in all material respects, with the relevant statutes, rules and regulations enforced or promulgated by the governmental authority with which they were filed.

(d)           None of the information supplied or to be supplied by First Capital or its Subsidiaries for inclusion in any documents to be filed with any governmental authority in connection with the transactions or events contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

(e)           Except as set forth on the Disclosure Schedule, First Capital and its Subsidiaries have filed (or will prior to the Closing have filed) all required notices or applications with, and has obtained (or will prior to the Closing have obtained) the necessary authorizations by, or the consent or approval of, each Governmental Authority required to be made or obtained in connection with the execution, delivery and/or performance of this Agreement by First Capital and its Subsidiaries.

(f)            All of the existing offices and branches of First Harrison Bank have been legally authorized and established in accordance with all applicable Laws, except such as would not have a Material Adverse Effect.  First Harrison Bank has no approved but unopened offices or branches.

(g)           First Capital and its Subsidiaries have all (i) franchises, permits, licenses and any similar authority necessary for the conduct of its business relating solely to originating and/or servicing mortgage loans and (ii) material franchises, permits, licenses and any similar authority necessary for the conduct of its business other than relating to originating and/or servicing mortgage loans.  First Capital and its Subsidiaries are not in default under any of such franchises, permits, licenses or other similar authority.

4.06        Statements True and Correct.

(a)           This Agreement and the First Capital Disclosure Schedule, taken as a whole, do not contain an untrue statement of a material fact by First Capital or omit to state a material fact necessary to make the statements by First Capital contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)           All of the information supplied or to be supplied by First Capital expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete on the date thereof and will comply as to form in all material respects with the provisions of applicable Law.

4.07        Litigation and Pending Proceedings

Except as set forth in the First Capital Disclosure Schedule:

(a)           Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on First Capital, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against First Capital or any of its Subsidiaries or, to the knowledge of First Capital or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against First Capital or any of its Subsidiaries.  First Capital does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against First Capital or any of its Subsidiaries.

(b)           Neither First Capital nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of First Capital, under governmental investigation with respect to, any actual or alleged material violations of any Law; or (iii) the subject of any material pending or, to the knowledge of First Capital, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.08        Financial Statements and Reports

(a)           First Capital has delivered or made available to Peoples copies of the following financial statements and reports of First Capital and its Subsidiaries, including the notes thereto (collectively, the “First Capital Financial Statements”):

(i)            Consolidated Balance Sheets and the related Consolidated Statements of Earnings as of and for the fiscal years ended December 31, 2014, 2013 and 2012; and

(ii)           Call Reports for First Harrison Bank as of the close of business on December 31, 2014, 2013 and 2012 and March 31, 2015.

(b)           Except as disclosed on the Disclosure Schedule:

(i)            the First Capital Financial Statements present fairly in all material respects the consolidated financial position of First Capital as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby in accord with accounting principles that are generally accepted in the United States and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of First Capital and its Subsidiaries; and

(ii)           do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business or any revenue that is not cash revenue or that consists of any bartering or exchange of goods or services, except, in each case, as expressly specified therein.

4.09        Title to Properties

Except as described in this Section 4.09 or the First Capital Disclosure Schedule:

(a)           First Capital or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the First Capital Financial Statements as of December 31, 2014; good and marketable title to all personal property reflected in the First Capital Financial Statements as of December 31, 2014, other than personal property disposed of in the ordinary course of business since December 31, 2014; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which First Capital or any of its Subsidiaries purports to own or which First Capital or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2014.  All of such properties and assets are owned or leased by First Capital or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the First Capital Disclosure Schedule; (ii) as specifically noted in reasonable detail in the First Capital Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) the applicable lessor’s reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to First Capital on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of First Capital, leased by First Capital or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use Laws.  To First Capital’s knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by First Capital or its Subsidiaries that is material to their respective businesses is structurally sound, in reasonable operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)           With respect to all real property presently or formerly owned, leased or used by First Capital or any of its Subsidiaries, First Capital, its Subsidiaries and to First Capital’s knowledge each of the prior owners, have conducted their respective business in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of First Capital, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against First Capital or any of its Subsidiaries with respect to the Environmental Laws, and to First Capital’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of First Capital or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To First Capital’s knowledge, neither First Capital nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To First Capital’s knowledge, neither First Capital nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

4.10        Employee Benefit Plans

With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by First Capital or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “First Capital Plans”), all such First Capital Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

4.11        Taxes, Returns and Reports

Except as set forth in the First Capital Disclosure Schedule, each of First Capital and its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). First Capital has established, and shall establish in the Subsequent First Capital Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the First Capital Financial Statements adequate to cover all of First Capital’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending.  Neither First Capital nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent First Capital Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of First Capital or its Subsidiaries.  To the knowledge of First Capital, neither First Capital nor any of its Subsidiaries is currently under audit by any state or federal taxing authority.  No federal, state or local tax returns of First Capital or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.12        Deposit Insurance

The deposits of First Harrison Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law and First Capital or First Harrison Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.13        Insurance

First Capital has provided Peoples with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by First Capital or any of its Subsidiaries on the date hereof or with respect to which First Capital or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

4.14        Books and Records

The books and records of First Capital are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of First Capital on a consolidated basis set forth in the First Capital Financial Statements.

4.15        Broker’s, Finder’s or Other Fees

Except for reasonable fees and expenses of First Capital’s attorneys and accountants, all of which shall be paid by First Capital at or prior to the Effective Time, and except as set forth in the First Capital Disclosure Schedule, no agent, broker or other Person acting on behalf of First Capital or under any authority of First Capital is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

4.16        First Capital Securities and Exchange Commission Filings

First Capital has filed all SEC Reports required to be filed by it as of the date of this Agreement (excluding any SEC Report required to be filed by First Capital in connection with this Agreement).  All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.  First Capital has made available to Peoples copies of all comment letters received by First Capital from the SEC since January 1, 2010 relating to the SEC Reports, together with all written responses of First Capital thereto.  As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by First Capital, and to the knowledge of First Capital, none of the SEC Reports is the subject of any ongoing review or investigation by the SEC.

4.17        Anti-takeover Provisions Inapplicable; Vote Required

(a)           First Capital has taken all actions required to exempt Peoples, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws contained in the Indiana Business Corporation Law.

(b)           The affirmative vote at the shareholders’ meeting of a majority of the outstanding shares of First Capital Common Stock to approve and adopt this Agreement (including without limitation, the Plan of Merger, substantially in the form attached hereto as  Exhibit 1.01(e)(ii)) is the only vote of the shareholders of First Capital that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

4.18        Community Reinvestment Act

First Harrison Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.19        Bank Secrecy Act

Neither First Capital nor First Harrison Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

4.20        No Shareholder Rights Plan

First Capital has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Capital or which reasonably could be considered an anti-takeover mechanism.

4.21        Absence of Undisclosed Liabilities

Except as provided in the First Capital Financial Statements or in Section 4.21 of the First Capital Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of First Capital Subsidiaries made in the ordinary course of business and trade payables incurred in the ordinary course of First Capital’s Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of First Capital or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither First Capital nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any natural person or legal or contractual entity or group which is not set forth in the First Capital Financial Statements.

4.22        Interim Events

Except as set forth in the First Capital Disclosure Schedule or as otherwise permitted hereunder, since March 31, 2015, neither First Capital nor any of its Subsidiaries has:

(a)           experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on First Capital;

(b)           except for the Merger contemplated by this Agreement or as disclosed in any of First Capital’s SEC Reports, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party; or

(c)           conducted its business in any manner other than substantially as it was being conducted as of March 31, 2015.

4.23        Agreements with Regulatory Agencies

Except as set forth in Section 4.23 of the First Capital Disclosure Schedule in a manner permitted by applicable Law, neither First Capital nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the First Capital Disclosure Schedule (a “First Capital Regulatory Agreement”), nor has First Capital or any of its Subsidiaries been advised since January 1, 2012, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such First Capital Regulatory Agreement.  There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of First Capital or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to First Capital or any of its Subsidiaries.

4.24        Available Funds

Immediately before the Effective Time, First Capital will have cash sufficient to pay any amounts required to be paid by First Capital pursuant to Articles 1 and 2 of this Agreement.

4.25        Opinion of Financial Advisor

The Board of Directors of First Capital, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Raymond James & Associates, Inc. (“Raymond James”), that the Merger Consideration is fair to the shareholders of First Capital from a financial point of view.

ARTICLE V.
COVENANTS OF PEOPLES AND FIRST CAPITAL

Peoples covenants and agrees with First Capital, and First Capital covenants and agrees with Peoples, each for itself and its respective Subsidiaries and not with respect to any other party, to act as follows and to cause its respective Subsidiaries to act as follows:

5.01        Access to Records and Properties

(a)           Peoples and First Capital shall each keep the other party advised of all material developments relevant to each party’s businesses prior to consummation of the Merger.  Prior to the Effective Time, each party will give the other party reasonable access to all of the party’s premises during normal business hours on reasonable notice and books and records (including tax returns filed and those in preparation) of the party and its Subsidiaries and cause the party’s officers to furnish the other party with such financial and operating data and other information with respect to the business and properties as the other party shall from time to time reasonably request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation by a party shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other party.

(b)           During the period from the date of this Agreement to the Effective Time, each party will confer with the other party on a monthly or more frequent basis regarding the party’s financial conditions, operations and business and matters relating to the completion of the Merger.

5.02        Confidentiality

Between the date of this Agreement and the Effective Time, Peoples and First Capital shall each maintain in confidence, and cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby and thereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested by the other party.

5.03        Shareholder Approval

(a)           Peoples agrees to submit this Agreement to Peoples shareholders for approval and adoption at the Peoples Meeting, which shall be called and held in accordance with applicable Law and Peoples’ Articles of Incorporation and By-Laws at the earliest possible reasonable date following the effectiveness of the final form of the Registration Statement and regulatory approval of the Merger, and subject to Section 6.04 hereof, the Board of Directors of Peoples shall recommend to its shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from its shareholders.

(b)           First Capital agrees to submit this Agreement to First Capital shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and its Articles of Incorporation and By-Laws at the earliest possible reasonable date, and subject to Section 6.04 hereof, the Board of Directors of First Capital shall recommend to its shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from its shareholders.

5.04          Operation of the Business of First Capital and Peoples

(a)           On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Peoples and First Capital and each of their respective Subsidiaries shall: (i) carry on their respective business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve their respective business organization intact, keep available the services of the present officers and employees and preserve their respective present relationships with customers and Persons having business dealings with each of them; (iii) use commercially reasonable efforts to maintain all of the properties and assets owned or utilized in the operation of their respective businesses as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all Laws applicable to them and to the conduct of their respective businesses; (v) timely file all required regulatory reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any of their respective contracts, agreements, commitments, obligations, understandings, arrangements, leases or licenses to which they or any of their respective Subsidiaries are a party or by which they or any of their respective Subsidiaries may be subject or bound which would reasonably be expected to have a Material Adverse Effect.

(b)           Subject to the terms and conditions of this Agreement, First Capital and Peoples shall each use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger and the transactions contemplated thereby as promptly as practicable and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

(c)           Without limiting the generality of the foregoing, without the prior written consent of a duly authorized officer of First Capital, which consent shall not be unreasonably withheld, denied, or delayed, Peoples shall not:

(i)

Make any change in its authorized capital stock or capital stock accounts, issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock;

(ii)	Redeem any of its outstanding shares of common stock;

(iii)

Merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person except for First Capital or enter into any other similar transaction not in the ordinary course of business;

(iv)

Purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except consistent with its past practices and in the ordinary course of business necessary to manage its investment portfolio, and except that Peoples shall not purchase any additional “step up” bonds or purchase any security with a maturity in excess of three (3) years;

(v)	Make any changes in the composition of its executive officers, directors or other key management personnel;

(vi)

Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to the other party;

(vii)	Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement;

(viii)

Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber or sell any of its assets, including the shares of any Subsidiary, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

(ix)

Alter, amend or repeal its Articles or Bylaws except as contemplated by this Agreement or unless such amendment shall be necessary to complete the Merger or Bank Merger and the other party shall have authorized or consented to such change;

(x)	Enter into any new capital commitments or make any capital expenditures in excess of $10,000 each, other than pursuant to binding commitments existing on the date hereof;

(xi)

Enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation requiring payments by it or any of its Subsidiaries which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business, other than (1) as contemplated by Section 5.04(c)(xii) hereof, (2) for the payment of commissions to any broker or agent with respect to the sale of other real estate owned, or (3) for the payment of legal, accounting and other fees related to the Merger;

(xii)

Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on its books or the books of any Subsidiary and classified as “Substandard,” “Doubtful,” “Loss” or “special mention”, or make any Loan which is a first mortgage loan in excess of $300,000 or any other Loan in excess of $100,000;

(xiii)

Except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $2,500 individually or $10,000 in the aggregate;

(xiv)

Make any investment subject to any restrictions, whether contractual or statutory, which materially impairs its ability to dispose freely of such investment at any time; or, subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by it or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank (“FHLB”) borrowings;

(xv)	File any applications or make any contract with respect to branching or site location or relocation;

(xvi)

Make any material change in its accounting methods or practices, other than changes required by changes in applicable Laws or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable Laws;

(xvii)

Change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable Law and the other party shall have authorized or consented to such change;

(xviii)

Enter into any future contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)	Acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xx)	Incur any liability for borrowed funds or place upon or permit any encumbrance of any nature upon any of its properties or assets except as permitted by Section 3.11(a)(iii) and (iv);

(xxi)	Engage in any loan transaction with an Affiliate or any other transaction with an Affiliate which is not in the ordinary course of business;

(xxii)	Pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule; or

(xxiii)

distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) Peoples Bank may pay cash dividends to Peoples in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Peoples and to provide funds for Peoples dividends to its shareholders in accordance with this Agreement, and (B) Peoples may pay to its shareholders its usual and customary cash dividend of no greater than $126 per share on a semi-annual basis, which may be prorated for a quarterly period if the anticipated Effective Time occurs after the end of a quarterly period but prior to the customary semi-annual dividend date occurring at the end of the next proceeding quarterly period, provided that no dividend may be paid for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, Peoples shareholders will become entitled during such period to receive First Capital’s regular quarterly cash dividend on their shares of First Capital Common Stock received pursuant to this Agreement;

(d)           Without the prior written consent of a duly authorized officer of the other party to this Agreement, neither First Capital nor Peoples will take any action that is intended or is reasonably likely to result in:

(i)

any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a) and 7.02(a);

(ii)	any of the conditions to the Merger set forth in Article VII not being satisfied;

(iii)	a material violation of any provision of this Agreement; or

(iv)	a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law.

5.05        Insurance

First Capital and Peoples shall each maintain, or cause to be maintained, on their own behalf and for their respective Subsidiaries, in full force and effect, insurance on their respective assets, properties and operations, and fidelity coverage, in such amounts and with regard to such liabilities and hazards as are currently insured by them or their respective Subsidiaries as of the date of this Agreement.

5.06        Governmental Reports and Shareholder Information

Promptly upon its becoming available, Peoples and First Capital shall each furnish to the other party (1) copy of each financial statement, report, notice, or proxy statement sent by them or any of their respective Subsidiaries to any Governmental Authority or to their respective shareholders generally and of any order issued by any Governmental Authority in any proceeding to which they or any of their respective Subsidiaries is a party.  For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.07        Financial Statements; SEC Filings and Tax Returns

(a)           As soon as reasonably available after the date of this Agreement, Peoples  and First Capital shall each deliver to the other party any additional financial statements which have been prepared on the delivering party’s behalf or at its direction, including the delivering party’s quarterly and monthly unaudited balance sheets and profit and loss statements prepared for the delivering party’s internal use, the delivering party’s Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by Law.  Collectively, all such Peoples and First Capital financial statements described by this Section 5.07 are referred to as the “Subsequent Financial Statements.” The Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except, in the case of unaudited financial statement or Call Report information, for the absence of notes and/or year-end adjustments). The Subsequent Financial Statements, including the notes thereto, shall not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, if such inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

(b)           As soon as reasonably available after the date of this Agreement, First Capital and Peoples shall each deliver or cause to be made available to the other party any material SEC filings and tax returns which have been prepared on the delivering party’s behalf or at its direction.

5.08        Disclosure Supplements

From time to time prior to the Effective Time, Peoples and First Capital shall each promptly supplement or amend their respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby.  No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by any party with the covenants set forth in Article V or Article VI hereof.

5.09        Other Approvals

(a)           Peoples and First Capital shall each proceed expeditiously, cooperate fully and use commercially reasonable efforts to procure upon terms and conditions consistent with the condition set forth in this Agreement all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)           Peoples and First Capital shall each use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and which the parties agree are material.

5.10        Notice of Breach

Peoples and First Capital shall each promptly give written notice to the other upon becoming aware of the existence, or the impending or threatened occurrence of, any events which have caused or would cause or constitute a breach of any of the representations, warranties, covenants or agreements made to or with the other party in this Agreement and will use their respective reasonable best efforts in good faith to prevent or promptly remedy the same.

5.11        Notification of Material Adverse Effect

Peoples and First Capital shall each give prompt notice to the other party of any fact, event or circumstance known to Peoples or First Capital (as applicable) that has resulted in or is reasonably likely, individually or taken together with all other facts, events and circumstances known to Peoples or First Capital (as applicable), to result in any Material Adverse Effect with respect to Peoples or First Capital (as applicable).

5.12        Indemnification.

(a)           From and after the Effective Time, First Capital shall provide the individuals who at any time prior to the Effective Time were directors or officers of Peoples or Peoples Bank (the “Indemnified Parties”) with indemnification in respect of actions or omissions (other than actions or omissions which constitute fraud) occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), in accordance with the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of Peoples and Peoples Bank as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to First Capital).

(b)           This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on First Capital and its successors and assigns.

ARTICLE VI.

CERTAIN AGREEMENTS

6.01        Other Approvals

First Capital shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications within 60 days after the execution of this Agreement.  First Capital shall provide to Peoples’ counsel drafts of all bank regulatory applications prior to filing, and First Capital shall consult with Peoples and provide Peoples an opportunity to comment on all draft bank regulatory applications prior to filing.  First Capital shall provide Peoples copies of all filed bank regulatory applications and material written communications with all state and federal bank regulatory agencies relating to such applications.  First Capital shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to First Capital, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

6.02        SEC Registration

(a)           First Capital shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of First Capital Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same.  Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.”   The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to First Capital and Peoples, prepared for use in connection with the meeting of shareholders of Peoples referred to in Section 5.03 hereof, all in accordance with the rules and regulations of the SEC.

First Capital shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of First Capital Common Stock.

(b)                                 Any materials or information provided by First Capital for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

(c)                                  First Capital will use reasonable best efforts to list for trading on the NASDAQ Capital Market (subject to official notice of issuance) prior to the Effective Time, the shares of First Capital Common Stock to be issued in the Merger.

6.03                        Employee Benefit Plans

(a)                                 First Capital shall make available to the officers and employees of Peoples or any Subsidiary (“Employees”) who continue as employees of Peoples or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits, on substantially the same terms and conditions as First Capital offers to its similarly situated officers and employees.  Continuing Employees will receive credit for prior service with Peoples or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of First Capital and its Subsidiaries. To the extent that First Capital determines, in its sole discretion, that Peoples’ employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in First Capital’s employee benefit plans as soon as reasonably practicable after termination.  Continuing Employees who become covered under the health or dental plans of First Capital shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of First Capital or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Peoples.  To the extent that the initial period of coverage for Continuing Employees under age 65 under any such First Capital employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Peoples plan during the balance of such 12-month period of coverage, provided that First Capital can obtain, in a manner satisfactory to First Capital, as determined in its sole discretion, the necessary data.

(b)                                 All Continuing Employees shall be subject to First Capital’s vacation policy as of the Effective Time.  Peoples or its Subsidiaries, as applicable, shall pay prior to the Closing to each Employee all of such Employee’s accrued but unpaid vacation time.

(c)                                  After the Effective Time, mileage for Continuing Employees’ business-related travel shall be reimbursed according to First Capital’s reimbursement policy for mileage, consistent with the applicable provisions of the Code.

(d)                                 After the Effective Time, Peoples’ sick time policy shall terminate and all Continuing Employees shall be subject to First Capital’s sick time policy.  Peoples or its

Subsidiaries, as applicable, shall pay prior to the Closing to each Employee all of such Employee’s accrued but unpaid sick time.

(e)                                  Until the Effective Time, Peoples or a Subsidiary of Peoples, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time.  First Capital or a First Capital Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a qualifying event before the Effective Time.

(f)                                   After the Effective Time, any Employee whose employment is terminated after the Closing Date by First Capital or any of its Subsidiaries and who executes a valid waiver and release in a form acceptable to First Capital and First Harrison Bank (and who does not revoke such waiver and release during any applicable revocation period), shall be entitled to receive severance payments as set forth on Schedule 6.03(f).

6.04                        Public Announcements

First Capital and Peoples will consult with the other before issuing any press release or otherwise making any public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by Law.

6.05                        Written Opinion of Financial Advisor

Peoples shall receive within ten (10) days of this Agreement the written fairness opinion of PBS that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

6.06                        Acquisition Proposals

Peoples agrees that neither it nor Peoples Bank shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and Peoples Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Peoples or Peoples Bank, or any purchase of all or substantially all of the assets of Peoples or Peoples Bank or more than 10% of the outstanding equity securities of Peoples or Peoples Bank (any such proposal or offer being hereinafter referred to as an “Peoples Acquisition Proposal”).  Peoples further agrees that neither Peoples nor Peoples Bank shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and Peoples Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Peoples Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Peoples Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Peoples or the Peoples Board from (i) complying with its disclosure obligations under federal or state Law; (ii) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Peoples Acquisition Proposal if the Peoples or Peoples Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (iii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Peoples Acquisition Proposal or (iv) recommending such a Peoples Acquisition Proposal to the shareholders of Peoples, if and only to the extent that, in each such case referred to in clause (ii), (iii) or (iv) above, (A) the Peoples Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable Law and (B) the Peoples Board determines in good faith (after consultation with its financial advisor) that such Peoples Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction materially more favorable (taking into account the fees, expenses, and costs associated herewith and therewith) to Peoples’ shareholders from a financial point of view than the Merger.  A Peoples Acquisition Proposal which is received and considered by the Peoples Board in compliance with this Section 6.05 and which meets the requirements set forth in the preceding sentence is herein referred to as a “Peoples Superior Proposal.”  Peoples agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Peoples Acquisition Proposals.  Peoples agrees that it will notify First Capital if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Peoples, Peoples Bank, or any of its representatives.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE MERGER

7.01                        First Capital                              The obligation of First Capital to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by First Capital:

(a)                                 Representations and Warranties at Effective Time.   Each of the representations and warranties of Peoples contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Peoples, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Peoples, has had or would result in a Material Adverse Effect on Peoples.

(b)                                 Covenants.   Each of the covenants and agreements of Peoples shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)                                  Deliveries at Closing.   First Capital shall have received from Peoples at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to First Capital, set forth in Section 10.02(b) hereof.

(d)                                 Registration Statement Effective.  First Capital shall have registered its shares of First Capital Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by First Capital.  The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)                                  Regulatory Approvals.   All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of First Capital reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that First Capital would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)                                   Shareholder Approval.  The shareholders of First Capital and of Peoples shall each have approved and adopted this Agreement as required by applicable Law and its Articles of Incorporation.

(g)                                  Officers’ Certificate.   Peoples shall have delivered to First Capital a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i)  the representations and warranties of Peoples contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of Peoples have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Peoples has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)                                 Tax Opinion.  The Board of Directors of First Capital shall have received a written opinion of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to First Capital, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to their respective shareholders, except with respect to cash received by the shareholders of Peoples as Cash Consideration or for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof.  In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)                                     Material Proceedings.  None of First Capital, Peoples, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(j)                                    NASDAQ Listing.  The shares of First Capital Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

7.02                        Peoples

The obligation of Peoples to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Peoples:

(a)                                 Representations and Warranties at Effective Time.   Each of the representations and warranties of First Capital contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of First Capital, except for Section 4.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of First Capital, has had or would result in a Material Adverse Effect on First Capital.

(b)                                 Covenants.  Each of the covenants and agreements of First Capital shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)                                  Deliveries at Closing.   Peoples shall have received from First Capital at the Closing the items and documents, in form and content reasonably satisfactory to Peoples, listed in Section 10.02(a) hereof.

(d)                                 Regulatory Approvals.   All Regulatory Approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Peoples determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Peoples would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(e)                                  Shareholder Approvals.   The shareholders of First Capital and Peoples shall have approved and adopted this Agreement as required by applicable Law and such entity’s Articles of Incorporation and the shareholders of First Capital shall have not rescinded their approval of this Agreement.

(f)                                   Officers’ Certificate.   First Capital shall have delivered to Peoples a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i)  the representations and warranties of First Capital contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of First Capital have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) First Capital has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)                                  Registration Statement Effective.  First Capital shall have registered its shares of First Capital Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by First Capital.  The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(h)                                 NASDAQ Listing.  The shares of First Capital Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

(i)                                     Tax Opinion.    Peoples shall have received from its special tax counsel, Krieg DeVault LLP, a written opinion dated the Closing Date, in form and content reasonably satisfactory to Peoples, to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain, if any, will be recognized by the holders of Peoples shares only to the extent of the cash received as Cash Consideration, for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof, or as a result of exercise of statutory dissenters rights; (iii) the basis of the shares of Peoples common stock retained by the shareholders of Peoples will be unaffected by the Merger; and (iv) the holding period of the shares of First Capital Common Stock received by the shareholders of Peoples will be unaffected by the Merger, provided such shares were held as capital assets as of the Effective Time. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(j)                                    Material Proceedings.  None of First Capital, Peoples, or any Subsidiary of First Capital or Peoples, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.
TERMINATION OF MERGER

8.01                        Termination

This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)                                 by the mutual written consent of First Capital and Peoples;

(b)                                 by either of Peoples or First Capital by written notice to the other:

(i)                                     if the Agreement is not approved by the requisite vote of Peoples or First Capital shareholders at the meeting of shareholders contemplated in Section 5.03;

(ii)                                  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable;

(iii)                               if the consummation of the Merger shall not have occurred on or before January 31, 2016 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(iv)                              if the Peoples Board shall approve any Peoples Acquisition Proposal or publicly recommend that the holders of Peoples Common Stock accept or approve any Peoples Acquisition Proposal; or

(v)                                 if Peoples shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Peoples Acquisition Proposal.

(c)                                  by written notice from First Capital to Peoples, if:

(i)                                     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)                                  if the Peoples Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

(iii)                               Peoples breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Peoples within 20 business days after Peoples receipt of written notice of such breach from First Capital;

(iv)                              there has been a Material Adverse Effect on Peoples on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

(v)                                 the Consolidated Net Book Value of Peoples is less than $26,410,000, as calculated pursuant to Section 2.01(e).

(d)                                 by written notice from Peoples to First Capital if:

(i)                                     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)                                  First Capital breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by First Capital within 20 business days after First Capital’s receipt of written notice of such breach from Peoples;  or

(iii)                               there has been a Material Adverse Effect on First Capital on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement.

8.02                        Effect of Termination

(a)              Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of First Capital or Peoples and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)                                 Peoples shall pay to First Capital an amount in cash equal to $900,000 (the “Termination Fee”) if:

(i)                                     this Agreement is terminated by First Capital pursuant to Section 8.01(c)(ii); or

(ii)                                  this Agreement is terminated by First Capital or Peoples pursuant to Section 8.01(b)(iv) or 8.01(b)(v); or

(iii)                               this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of Peoples shareholders to approve the Agreement by the requisite vote and prior to the date that is twelve months after such termination Peoples or any of its Subsidiaries enters into any Peoples Acquisition Agreement or any Peoples Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iv)                              this Agreement is terminated by either party pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, a Peoples Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, Peoples or any of its Subsidiaries enters into any Peoples Acquisition Agreement or any Peoples Acquisition Proposal is consummated.

(c)                                  Any fee due under Section 8.02(b) shall be paid to First Capital by Peoples by wire transfer of same day funds:

(i)                                     in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii)                                  in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date Peoples enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d)                                 In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of the shareholders of the other party to approve (the “Nonapproving Party”) the Agreement and the Merger by the requisite vote, then the Nonapproving Party shall promptly (but in any event within two business days) following receipt of an invoice pay or reimburse the other party all of the other party’s actual and reasonably documented out of pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by the other party and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (but not in excess of $200,000 in the aggregate) (the “Expenses”).

(e)                                  In the event that Peoples owes the Termination Fee and/or fees and expenses to First Capital pursuant to this Agreement, then the payment of such amounts shall be the sole and exclusive remedy of First Capital for those termination events and shall constitute liquidated damages.  In the event that First Capital owes Peoples fees and expenses pursuant to this Agreement, then the payment of such amounts shall be the sole and exclusive remedy of Peoples for those termination events and shall constitute liquidated damages.

(f)                                   Each party to this Agreement acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not have entered into this Agreement.  Accordingly, if  (i) (A) Peoples fails promptly to pay the amounts due pursuant to this Section 8.02 or (B) First Capital fails to comply with any demand for specific performance of this Agreement and completion of the Merger, and (ii) in order to obtain such payment or such specific performance, the aggrieved party shall commence a suit that results in a judgment against the non-performing party for the amounts or relief set forth in this Section 8.02, then the non-performing party shall pay to the aggrieved party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.
EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of First Capital and Peoples as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the fifth business day following the date by which the last of the following has occurred: (a) the fulfillment or waiver of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X.
CLOSING

10.01                 Closing Date and Place

So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place at 9:00 AM Eastern Time on such day (or if such day is not a business day on which the Indiana Secretary of State accepts filings under the Indiana Business Corporation Law, then on the last day prior to such date that is a business day) as the day of the Effective Time (the “Closing Date”) at a location to be reasonably determined by First Capital.

10.02                 Deliveries

(a)                                 At the Closing, First Capital will deliver to Peoples the following:

(i)                                     the officers’ certificate contemplated by Section 7.02(f)  hereof;

(ii)           copies of all approvals by government regulatory agencies necessary to consummate the Merger;

(iii)          copies of the resolutions adopted by the Board of Directors of First Capital certified by the Secretary of First Capital relative to the approval of this Agreement and the Merger;

(iv)          such other documents as Peoples or its legal counsel may reasonably request.

(b)           At the Closing, Peoples will deliver to First Capital the following:

(i)            the officers’ certificate contemplated by Section 7.01(f) hereof;

(ii)           copies of the resolutions adopted by the Board of Directors and shareholders of Peoples certified by the Secretary of Peoples relative to the approval of this Agreement and the Merger;

(iii)          such other documents as First Capital or its legal counsel may reasonably request.

ARTICLE XI.
MISCELLANEOUS

11.01      Effective Agreement

This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Section 11.08 hereof.

11.02      Waiver; Amendment

(a)           The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)           This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03      Notices

All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service, as follows:

If to First Capital:	with a copy to (which will not constitute notice):

William W. Harrod, President and CEO First Capital, Inc. 220 Federal Drive NW P.O. Box 130 Corydon, Indiana 47112 E-mail: bharrod@firstharrison.com	John W. Tanselle, Esq. Krieg DeVault LLP One Indiana Square Suite 2800 Indianapolis, Indiana 46204 E-mail: jtanselle@kdlegal.com

If to Peoples:	with a copy to (which will not constitute notice):

G. William Hardy, Chairman and CEO

Peoples Bancorp Inc. of Bullitt County

1612 Highway 44 East

P.O. Box 247

Shepherdsville, Kentucky  40165

and with a copy to (which will not constitute notice):

William L. Dawson, President

Peoples Bancorp Inc. of Bullitt County

1612 Highway 44 East

P.O. Box 247

Shepherdsville, Kentucky  40165

E-Mail:  bdawson@pbofbc.com

R. James Straus, Esq.

Frost Brown Todd LLC

400 West Market Street

Suite 3200

Louisville, Kentucky 40202-3363

E-mail: jstraus@fbtlaw.com

and with a copy to (which will not constitute notice):

Nathan L. Berger, Esq.

Frost Brown Todd LLC

400 West Market Street

Suite 3200

Louisville, Kentucky 40202-3363

E-mail:  nberger@fbtlaw.com

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service; and (c) if delivered by overnight express delivery service, on the next business day after deposit with such service with sufficient shipping fees for next business day delivery prepaid.

11.04      Headings

The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05      Severability

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06      Counterparts; Facsimile

This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07      Governing Law; Enforcement; Specific Performance; Jury Trial

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Harrison County, Indiana or the United States District Court for the Southern District of Indiana, New Albany Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

(b)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above without the necessity of posting any bond or other security and each of the parties hereby waives the defense in any such suit that the party seeking specific performance has an adequate remedy at law and agrees not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy.  The remedy of specific performance as provided in this paragraph shall be the sole and exclusive remedy of the parties and their respective  shareholders under this Agreement, and neither party nor its respective shareholders shall have any other rights or remedies under this Agreement, except as otherwise provided in this Agreement.

(c)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

11.08      Entire Agreement

This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement, as amended on February 6, 2015, by and between Peoples and First Capital (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10      Survival of Representations, Warranties or Covenants

Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter First Capital, Peoples and all the respective directors, officers and employees of First Capital and Peoples will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement.  The covenants contained in Sections 11.08 shall survive the Effective Time.

11.11      Expenses

Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12      Certain References

Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when First Harrison Bank, in Corydon, Indiana, is open for the transaction of business.

11.13      Disclosure Schedules

The mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.  Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

IN WITNESS WHEREOF, First Capital and Peoples have made and entered into this Agreement and Plan of Merger as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

FIRST CAPITAL, INC.

By:	/s/ WILLIAM W. HARROD
William W. Harrod, President and CEO

PEOPLES BANCORP, INC. OF BULLITT COUNTY

By: :	/s/ G. WILLIAM HARDY
G. William Hardy, Chairman and CEO